Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

COLORADO QUALITY PRODUCTS, LLC,

AND

SCOTT’S LIQUID GOLD-INC.,

Dated as of December 3, 2019

DEFINED TERMS

Acquisition Documents	19
Acquisition Proposal	11
Action	6
affiliate	19
Agreement	1
Allocation Schedule	4
Assigned Permits	1
Assumed Contracts	2
Assumed Liabilities	2
Bill of Sale	14
Business	1
Business Day	19
Closing	3
Closing Date	3
Closing Date Employees	12
Code	20
Confidentiality Agreement	11
Effective Time	3
Employees	6
Excluded Assets	2
Excluded Liabilities	2
Governmental Authority	5
Hired Employees	12
Indemnified Party	18
Indemnifying Party	18
Knowledge	20
Law	20
Laws	20
Liability	20
Liens	1
Losses	17
Material Adverse Effect	21
Order	21
Outside Date	16
Permitted Liens	21
Person	21
Premises	1
Prepaid Items	2
Proration Items	4
Purchase Price	3
Purchased Assets	1
Purchaser	1
Purchaser Representatives	10
Purchaser Terminating Breach	16

Seller	1
Seller Representatives	10
Seller Terminating Breach	16
Sublease Agreement	15
Supply Agreement	14
Third Party Claim	18
Transaction Expenses	21
Transactions	5
Transfer Taxes	13
Treasury Regulations	21

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2019, is made by and between colorado quality products, llc, a Delaware limited liability company (“Purchaser”), and SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“Seller”).

WHEREAS, Seller conducts manufacturing and warehouse operations at 4880 Havana Street, Buildings A (Office), C, D and the Expansion Premises (Warehouse), Denver, Colorado (the “Premises” and such operations conducted at the Premises, the “Business”)); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the properties, assets and contractual rights of Seller used in or related to the operation or conduct of the Business, on the terms and conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF PURCHASED ASSETS

1.1.Sale and Purchase of Purchased Assets.  At the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all security interests, liens, claims, pledges, defaults of title, encumbrances, hypothecations, mortgages, restrictions, adverse rights or interests, charges, and other encumbrances of any nature whatsoever (collectively, “Liens”), other than Permitted Liens, and on the terms and subject to the conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following properties, rights and assets (collectively, the “Purchased Assets”):

(a)All tangible personal property used or held for use in the operation of the Business, including all furniture, machinery, office furnishings, equipment, supplies, fixtures, consumables and leasehold improvements and all rights of Seller against manufacturers or sellers or lessors of such tangible personal property (including Seller’s rights to warranties or to receive refunds or rebates), including the tangible personal property listed on Schedule 1.1(a); provided that any tangible property identified on Schedule 1.1(a) as being retained by Seller will not be included as Purchased Assets;

(b)All proceeds received from Seller’s insurance policies for losses of any Purchased Assets occurring on or after the date of this Agreement but prior to the Closing (but not including any proceeds from Seller’s insurance policies for losses occurring prior to the date of this Agreement);

(c)To the extent transferable, all authorizations, permits, licenses, and operating rights derived therefrom necessary to operate the Business (the “Assigned Permits”);

(d)All contracts and agreements listed on Schedule 1.1(d) (the “Assumed Contracts”);

(e)All prepaid items relating to the Premises, including all security, utility and equipment deposits and other deposits, advance rents and any other payments made prior to the Effective Time for a period including times after the Effective Time for the benefit of or to the account of Seller (collectively, the “Prepaid Items”); and

(f)All books, records and documents (or copies thereof where appropriate) to the extent related to the other Purchased Assets.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include: (i) the assumption of any Liability related to the Purchased Assets unless expressly assumed by Purchaser in Section 1.3, or (ii) the Excluded Assets.

1.2.Excluded Assets.  Except as specifically set forth in Section 1.1, the Purchased Assets purchased by Purchaser under this Agreement do not include any other properties, rights or assets of Seller, including any inventory of the Business or any Intellectual Property of Seller (collectively, the “Excluded Assets”).

1.3.Assumed Liabilities.  Purchaser shall assume, at the Effective Time, only the following Liabilities (as defined in Section 8.1) (collectively, the “Assumed Liabilities”):

(a)All Liabilities arising after the Effective Time under the Assumed Contracts, except to the extent any such obligations relate to a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, occurring at or prior to the Effective Time.

1.4.Excluded Liabilities.  Except as specifically set forth in Section 1.3, Seller retains all Liabilities, including all Liabilities directly or indirectly arising out of or related to the operation of the Business or the Premises at or prior to the Effective Time and all Liabilities arising out of the Excluded Assets (collectively, the “Excluded Liabilities”). Without limiting the generality of the preceding sentence, Purchaser shall not assume or become liable for any obligations or Liabilities of Seller not specifically described in Section 1.3, including the following:

(a)Any Liability that arises, at or prior to the Effective Time, out of any breach or default, or an event occurring prior to the Effective Time that, with or without notice or lapse of time or both, would constitute a breach or default, under any contract, agreement, commitment, instrument or obligation (whether written or oral, contingent or otherwise) to which Seller is a party or its properties or assets are bound;

(b)Any Liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, that arises (i) out of or in connection with the business or operations of Seller (including the Business) at or prior to the Effective Time, including under any Law and including administrative fines, regulatory penalties, or other obligations owed by Seller to any Governmental Authority, or (ii) with respect to any goods or services provided by Seller at or prior to the Effective Time;

(c)Any Indebtedness or accounts payable of Seller;

(d)Any Transaction Expenses (as defined in Section 8.3) incurred by Seller;

(e)Any Liability for Taxes, whether or not disputed and whether known or unknown, whether as a result of the Acquisition or related to the business or operations of Seller or the ownership of the Purchased Assets at or prior to the Effective Time;

(f)Any Liabilities arising under Section 601 et. seq. of ERISA or Code Section 4980B, provided that Purchaser shall be responsible for any such Liabilities after the Effective Time with respect to any Hired Employees;

(g)Any Liability arising at or prior to the Effective Time, or as a direct result of the Acquisition, that Seller has to any employee, agent, or independent contractor of Seller, whether or not employed by Purchaser after the Effective Time, or under any Benefit Plan, including all wages, commissions, vacation, holiday, workers’ compensation, sick pay, bonuses and fringe benefits accrued at or prior to the Effective Time and all severance pay Liabilities resulting from Seller’s consummation of the Transactions (as defined in Section 2.2); and

(h)Any Liability arising out of any failure by Seller to comply with any environmental laws with respect to its past or current operations, properties or facilities, including the Premises.

1.5.Purchase Price.  The total consideration payable by Purchaser for the Purchased Assets and the other rights and benefits conferred in this Agreement shall be (i) cash in an amount equal to Five Hundred Thousand Dollars ($500,000) plus the amount of all Prepaid Items (the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities.

1.6.Closing.

(a)The closing of the Acquisition (the “Closing”) shall take place by electronic delivery of documentation at 10:00 a.m., Mountain time (i) on March 1, 2020, provided that the parties have satisfied or waived the conditions set forth in ARTICLE V (other than those conditions that by their terms cannot be satisfied until the Closing) or (ii) at such other place and time and/or on such other date as Purchaser and Seller may mutually agree in writing.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”  The Closing shall be deemed to be effective as of 12:01 a.m., Mountain time, on the Closing Date (the “Effective Time”).

(b)At the Closing, Purchaser shall deposit or cause to be deposited into an account designated in writing by the Seller, by wire transfer of immediately available funds, cash in an amount equal to the Purchase Price.

(c)All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing), and (ii) shall be deemed to be consummated simultaneously.

1.7.Allocation of Purchase Price.  Purchaser and Seller agree that the allocation of the Purchase Price will be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. In furtherance thereof, Purchaser and Seller agree that the Purchase Price shall be allocated first to all Purchased Assets (other than goodwill) and Assumed Liabilities in an amount equal to fair market value of each such Purchased Asset and Assumed Liability as of the Closing Date, with the remainder of the Purchase Price allocated to goodwill. Such mutually agreeable allocation shall be made on or before the Closing Date and Purchaser and Seller shall jointly prepare a schedule reflecting the allocation of the Purchase Price among the Purchased Assets and the Assumed Liabilities (the “Allocation Schedule”). Purchaser and Seller shall file all applicable Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and shall not take any tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation.

1.8.Prorations.  To the extent not otherwise prorated pursuant to this Agreement, all obligations of Seller for (i) any water, sewer, electricity, gas and other utility charges with respect to the Premises, (ii) rent charges, including under the Assumed Contracts, (iii) any ad valorem taxes, general assessments, or special assessments with respect to the Premises, whether payable in full or by installments prior to the Effective Time, and (iv) ad valorem taxes imposed upon the Purchased Assets other than the Premises (collectively, the “Proration Items”), in each case that relate, in whole or in part, to periods prior to and after the Effective Time, shall be apportioned to the Effective Time, and representatives of Seller and Purchaser will examine all relevant books and records of the Business as of the Effective Time in order to make the determination of the apportionments.  The net amount of all Proration Items will be settled and paid within twenty (20) Business Days following the Effective Time.  In the event that the amount of any of the Proration Items is not known by Seller and Purchaser at the time of payment of the net amount of Proration Items, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Seller.  After the Effective Time, Purchaser and Seller shall provide to the other written notice five (5) Business Days after receipt of each third party invoice relating to any Proration Item so estimated.  Within ten (10) Business Days thereafter, Purchaser and Seller each shall make any payments to the other that are necessary to compensate for any difference between the previous proration payment and the correct proration based on the third party invoice.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

2.1.Organization and Qualification; Authority.

(a)Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado.  Seller is duly qualified as a foreign corporation to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)Seller has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on the Business as it has been and is now being conducted.

2.2.Authorization and Validity.

(a)  Seller has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the transactions contemplated by the Acquisition Documents (the “Transactions”).  The execution, delivery and performance of the Acquisition Documents by Seller and the consummation of the Transactions by Seller have been duly and validly authorized by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize Seller’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions.  The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser and each other party thereto, constitute or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

2.3.No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by Seller of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate the articles of incorporation or bylaws (or equivalent organizational documents) of Seller, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.3(b) have been obtained or taken and all filings and obligations described in Section 2.3(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to Seller or by which it or any of its properties or assets are bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 2.3(b) have been obtained or taken and all filings and obligations described in Section 2.3(b) have been made or fulfilled, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any Assigned Permit or Assumed Contract, or (iv) create any Lien (other than a Permitted Lien) on any Purchased Assets, except with respect to clauses (ii) and (iii) above, to the extent any such conflict, violation, breach or default would not reasonably be expected to have a Material Adverse Effect.

(b)Except as set forth in Section 2.3(b) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of the Acquisition Documents do not, and the consummation of the Transactions by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”) or any other Person.

2.4.Litigation.  There is no suit, claim, action, arbitration, administrative or other proceeding or, to Seller’s Knowledge, investigation or inquiry (each, an “Action”) pending or, to Seller’s Knowledge, threatened against Seller, or Order binding on Seller or any of its properties or asses, in each case that would reasonably be expected to have a Material Adverse Effect.

2.5.Labor and Employment Matters.

(a)Section 2.5(a) of the Seller Disclosure Schedule sets forth a correct and complete list of full-time, part-time and seasonal employees and independent contractors of Seller who are engaged in the operation of the Business as of November 27, 2019 (collectively, the “Employees”), indicating whether any such Employee is on leave and the length of any such leave, and each such Employee’s salary or pay rate and benefit information.

(b)There are no, and during the past three (3) years there have been no, actual or, to Seller’s Knowledge, threatened (i) unfair labor practice complaints against Seller before the National Labor Relations Board or any other Governmental Authority, (ii) charges with respect to or relating to Seller’s employment practices before the Equal Employment Opportunity Commission, any state fair employment practice agency or any other Governmental Authority, or (iii) claims with respect to payment of wages, salary, overtime pay or other wage and hour issues before any Governmental Authority with respect to any current or former employees of Seller.  No Occupational Safety and Health Administration investigations have been made of Seller in the past three (3) years.

(c)Seller is not a party to any union or collective bargaining agreement or other similar agreement or work rules regarding the rates of pay or working conditions of any Employees engaged in the operation of the Business. No union attempts to organize such employees of Seller have been made, and to Seller’s Knowledge, there are no such attempts currently threatened.  There has been no actual, or to Seller’s Knowledge, threatened labor strike, controversy, slowdown, work stoppage or lockout by any such employees.

(d)Seller has not received any written notice that any management or director level Employee intends to, and to Seller’s Knowledge no such Employee has threatened to, terminate his or her employment with Seller.

2.6.Property.

(a)Seller has good and marketable title to the Purchased Assets owned by it, or a good and valid leasehold interest in the Purchased Assets leased by it, free and clear of all Liens (other than Permitted Liens). All of the Purchased Assets being acquired by Purchaser, whether owned or leased, are in possession and control of Seller and are located on the Premises.

(b)Seller is not in material violation of or default under any lease for the Premises, and Seller has not received notice of any default that remains unresolved with respect to any lease for the Premises. Seller does not know of any material violation or default by the landlord to any lease for the Premises. Seller has not leased, subleased, licensed or otherwise granted any third party the right to use or occupy any portion of the Premises.  All buildings, structures, fixtures and other improvements on the Premises, and all current use of the Premises by Seller conform in all material respects to all applicable Laws and use restrictions. Seller has not received any notice within the past twenty-four (24) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Premises.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as follows:

3.1.Organization and Qualification; Authority.

(a)Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is duly qualified as a foreign corporation to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)Purchaser has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it has been and is now being conducted.

3.2.Authorization and Validity.  Purchaser has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the Transactions.  The execution, delivery and performance of the Acquisition Documents by Purchaser and the consummation of the Transactions by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions.  The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each other party thereto, constitute or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

3.3.No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3(b) have been obtained or taken and all filings and obligations described in Section 3.3(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser or any of its properties or assets is bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3(b) have been obtained or taken and all filings and obligations described in Section 3.3(b) have been made or fulfilled, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any material contract, agreement, instrument, license or permit applicable to Purchaser or by which any of its properties or assets is bound, except with respect to clauses (ii) and (iii) above, to the extent any such conflict, violation, breach or default would not reasonably be expected to have a Material Adverse Effect.

(b)The execution, delivery and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person.

3.4.Litigation.  There are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser, or Orders binding on Purchaser or any of its properties or assets, in each case that would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
COVENANTS

4.1.Interim Operations.

  Except as otherwise expressly contemplated by this Agreement or as agreed to in writing by Purchaser, Seller covenants and agrees that, prior to the Closing:

(a)Seller shall operate the Business in the ordinary course of business consistent with past practice; provided that Seller shall be permitted to produce and hold inventory in greater amounts as Seller deems appropriate in order to facilitate the transition of manufacturing to Purchaser;

(b)Seller shall use its commercially reasonable efforts to keep intact the Employee relationships and other business relationships related to the Purchased Assets;

(c)Seller shall use its commercially reasonable efforts to maintain the Assigned Permits without any action or omission that could reasonably result in revocation, suspension, restriction, cancellation or adverse modification;

(d)Seller shall use its commercially reasonable efforts to keep and maintain the Purchased Assets in their present condition, repair and working order, except for normal depreciation and wear and tear;

(e)Seller shall not (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any Employee, other than (A) increases and bonuses expressly contemplated by or required under existing employment or consulting agreements or bonus plans, and (B) increases in compensation to Employees in the ordinary course of business consistent with past practice, and (ii) except as required to comply with applicable Law, pay any benefit not required by any Benefit Plan as in effect as of the date of this Agreement;

(f)Other than in the ordinary course of business consistent with past practice, Seller shall not hire any Employee or terminate any Employee other than for performance-related reasons or for cause;

(g)Seller shall not sell, lease, license, subject to any Lien (other than a Permitted Lien) or otherwise encumber or dispose of (including through any sale-leaseback or similar transaction) any of its rights or assets that would otherwise be Purchased Assets, other than immaterial properties or assets (or immaterial portions of properties or assets) in the ordinary course of business consistent with past practice;

(h)Seller shall not adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except to the extent it would not have a Material Adverse Effect;

(i)Seller shall not (i) enter into, or materially amend, modify or supplement any Assumed Contract or (ii) waive, release, grant, assign or transfer any of its material rights or claims that would otherwise be Purchased Assets (whether such rights or claims arise under an Assumed Contract or otherwise);

(j)Seller shall (i) comply in all material respects with its obligations under the Assumed Contracts as such obligations become due, including maintenance requirements for the Leased Real Property, (ii) use commercially reasonable efforts to maintain insurance covering the Purchased Assets of such types and in such amounts as are consistent with its past practices, and (iii) use commercially reasonable efforts not to permit any insurance policy naming it as beneficiary or loss payable payee with respect to the Purchased Assets to be canceled or terminated;

(k)Seller shall not agree or commit to take any of the foregoing actions prohibited by this Section 4.1.

Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that neither Purchaser nor its affiliates have the right to control or direct Seller’s operations prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms of this Agreement, complete control and supervision over its operations.

4.2.Filings and Consents.

  Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to (i) cooperate with one another in determining which filings are required to be made by each party prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Closing from, Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) assist the other parties in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other parties.  Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other parties with drafts of such application or filing (excluding any confidential information included therein) and afford the other parties a reasonable opportunity to comment on such drafts.  Each of the parties shall promptly furnish all information required to be included in any such application or filing with any Governmental Authority.  Without limiting the foregoing, each of the parties shall use their commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Transactions.

4.3.Reasonable Assistance.

(a)Prior to the Closing, the parties shall use their commercially reasonable efforts to take, or cause to be taken, all such actions, and to assist and cooperate with the other parties in taking such action, as may be necessary or appropriate to effectuate, as expeditiously as practicable, the Acquisition and the other Transactions on the terms and subject to the conditions set forth in this Agreement, including the transfer of all of the Purchased Assets to Purchaser as of the Closing. Each party, at the reasonable request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Transactions. If Seller is prohibited by applicable Law from transferring any Assigned Permit to Purchaser at the Closing, Seller shall not knowingly take any action or omit to take any action, prior to or after the Closing, that would prevent Purchaser from obtaining any authorization, permit, license or operating right so that Purchaser may continue to operate the Business following the Effective Time, and Seller shall cooperate fully and use their commercially reasonable efforts to assist Purchaser in obtaining any such authorizations, permits, licenses or operating rights.

(b)To the extent that Seller’s rights under the Purchased Assets may not be assigned without the consent of another Person, which consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  At Purchaser’s request, Seller shall use its commercially reasonable efforts at all times from and after the Closing to cooperate with Purchaser to obtain any such required consent(s) as promptly as possible.  If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Assets in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the specific Purchased Assets and at Purchaser’s expense, shall act on and after the Effective Time as Purchaser’s agent to obtain the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by Law and the specific Purchased Assets, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement.

4.4.Access to Information.

  Prior to the Closing, Seller shall (i) provide Purchaser and its officers, directors, managers, employees, agents, counsel, accountants, and consultants (collectively, the “Purchaser Representatives”) reasonable access, upon reasonable notice and during normal business hours, to the offices, facilities, books and records of Seller relating to the Purchased Assets and to Seller’s executive officers, directors, managers, agents, counsel, accountants, and representatives (collectively, the “Seller Representatives”), and (ii) furnish or make available to Purchaser and the Purchaser Representatives such information with respect to the Purchased Assets as Purchaser or the Purchaser Representatives may from time to time reasonably request. Notwithstanding the foregoing, Seller may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege or (iii) information, the disclosure of which would violate applicable Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by Seller’s legal counsel, might reasonably result in antitrust compliance questions for such party (or any of its affiliates). If any material is withheld by Seller pursuant to the preceding sentence, it shall inform Purchaser as to the general nature of what is being withheld.  Except as otherwise agreed to by Seller, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated September 30, 2019, between Purchaser and Seller (the “Confidentiality Agreement”) shall apply to all information furnished to Purchaser or any Purchaser Representative by any Seller Representative under this Agreement.

4.5.Transition Preparation.

  Prior to the Closing, Seller shall provide Purchaser and its officers, directors, employees, and consultants reasonable access, upon reasonable notice, to the Premises to begin planning for a transition of the Purchased Assets to Purchaser, including allowing Purchaser to use available storage space at the Premises and allowing Purchaser to begin installing racking at the Premises, in each case in a manner that does not disrupt Seller’s operation of the Business prior to the Closing. In the event that the Agreement is terminated, Purchaser shall promptly remove (at Purchaser’s sole cost and expense) any racking that it has installed. Purchaser shall be responsible for repairing any damage incurred in connection with its installation of racking at the Premises (or the removal of such racking in the event that this Agreement is terminated) and shall fully indemnify Seller (without limitation as to amount) for Losses relating to any such damage.

4.6.Public Announcements.

  Each party agrees that it will not issue any press release or otherwise make any public statement with respect to the Acquisition or the other Transactions without the prior written consent of the other party, except to the extent that disclosure is required by Law, in which case the party required to make such disclosure shall give the other party prior written notice and an opportunity to review and comment upon such disclosure prior to its issuance. The actions of the parties in reporting the Acquisition or the other Transactions as required by the Securities and Exchange Commission, submitting applications, making requests for consent, or providing notices to Governmental Authorities or other Persons as set forth in Section 4.2 will not violate the restrictions in this Section.

4.7.No Shop.

  Until the earlier of the Closing or the termination of this Agreement, neither Seller nor Purchaser shall, directly or indirectly, through any officer, director, manager, employee, affiliate, agent, intermediary or representative: (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Purchased Assets, or any alternative manufacturing premises or other transaction, in each case that would have the effect of preventing or limiting the Acquisition (an “Alternative Proposal”); (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to make an Alternative Proposal; or (c) enter into any agreement, arrangement or understanding with respect to an Alternative Proposal. Each party shall promptly notify the other party if any Person makes any proposal with respect to any of the foregoing.

4.8.Notice of Certain Events.  Prior to the Closing, each party shall promptly notify the other parties after learning of (i) any Material Adverse Effect with respect to such party, (ii) any material Actions commenced or, to its knowledge, threatened, involving the Purchased Assets, (iii) any representation or warranty made by such party in this Agreement becoming untrue or inaccurate in any material respect, or (iv) any failure by such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The disclosure by any party of any such matters shall not constitute an admission by it that any such matters constitute or give rise to a Material Adverse Effect (other than any matter for which notice is provided under subsection (a)), failure of a condition under Sections 5.2 or 5.3, as applicable, or a right to terminate in accordance with ARTICLE VI.

4.9.Bulk Transfer Act.

  The parties hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code, or any similar Law as enacted in any jurisdiction, to the extent that it may be applicable to the Acquisition.

4.10.Excluded Liabilities.

  Seller agrees to pay all Excluded Liabilities as and when due.

4.11.Employee Matters.

(a) At least ten (10) Business Days prior to Closing, Seller shall provide Purchaser a complete and correct list of any changes to Section 2.5(a) of Seller Disclosure Schedule based on a date within three (3) Business Days prior to the delivery of such list (as such Section is so revised, the “Closing Date Employees”). Seller acknowledges and agrees that Purchaser may interview and discuss potential employment or contractual engagement with any or all of the Closing Date Employees, provided that Purchaser shall coordinate such interviews and discussions with Seller. Purchaser or its affiliates shall extend offers of employment to at least a majority of the Closing Date Employees, subject to consummation of the Closing and to be effective at the Effective Time.  Prior to Closing, Purchaser shall provide Seller with the names of all Closing Date Employees to whom Purchaser or its affiliates have made an offer of employment in accordance with this Section 4.11 that has been accepted (the “Hired Employees”).  Seller shall terminate the employment or engagement, as applicable, of all Hired Employees effective as of the Closing.

(b)Purchaser shall assume no responsibility or liability with regard to any Benefit Plans.  Nothing in this Section 4.11, express or implied, shall confer upon any Hired Employees or Closing Date Employees, or legal representatives or beneficiaries of any Hired Employees or Closing Date Employees, any rights or remedies, including any right to continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(c)Seller shall be responsible for the payment of all earned but unpaid wages and salaries and related payroll Taxes, bonuses, vacation pay, sick pay, severance pay and other like obligations and payments, as well as for the payment of any other amounts under any Benefit Plan, including any long-term or short-term disability, in each case with respect to any such amounts that are earned or accrued but unpaid at or prior to the Effective Time. In determining bonuses and other similar payments due, if any, to Hired Employees for any period ending on or prior to the Effective Time, Seller shall, if payment thereof, will occur after the Effective Time, waive any requirement that such Hired Employees be employed by Seller on the date such bonuses or similar payments are paid. Solely to the extent covered by an applicable Benefit Plan, Seller shall be responsible for all unreported or unpaid medical claims incurred by Hired Employees and their covered dependents prior to the Effective Time and for the costs associated with confinement of any Hired Employees and their covered dependents in any medical care, nursing, rehabilitation or similar facility prior to the Closing Date, and, solely to the extent covered by an applicable benefit program of Purchaser, Purchaser shall be responsible for the costs associated with confinement of any Hired Employees and their covered dependents in any medical care, nursing, rehabilitation or similar facility on or after the Closing Date.  Seller shall be responsible for offering (or continuing to offer) continuation coverage in accordance with Code Section 4980B under its group health plan to its current or former employees and their “qualified beneficiaries” who had a qualifying event prior to the Effective Time or who have a qualifying event as a result of the Acquisition; provided, however, that nothing in this Section 4.11(c) shall be construed to require Seller to pay for or fund any coverage that is not required by Law and nothing in this Section 4.11(c) shall limit the obligations of any party’s insurers or the ability of Seller to terminate any Benefit Plan.

4.12.Certain Tax Matters.

(a)All transfer, sales, use, excise, controlling interest, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions (regardless of the Person on whom such Transfer Taxes are imposed by Law) shall be paid equally by Seller and Purchaser when due, and the parties shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes].

(b)All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes for taxable periods beginning before and ending after the Closing shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the Closing Date based on the number of days in the taxable period.

(c)The parties shall provide each other, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any Actions relating to Liability for Taxes, and each will retain for the applicable statute of limitations and provide to the requesting party any records or information that may be relevant to any of the foregoing.

4.13.Accounts Receivable Collection; Misdirected Payments.

(a)  Purchaser covenants and agrees to (a) cooperate with Seller as reasonably required to permit Seller to collect the accounts receivable of the Business, whether arising prior to or after the Closing, and (b) remit to Seller within five (5) Business Days of such receipt any payments received in respect of accounts receivable of the Business.

ARTICLE V
CONDITIONS PRECEDENT TO THE CLOSING

5.1.Conditions to the Obligations of Each Party.

  The respective obligations of Purchaser, on the one hand, and Seller, on the other hand, to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)Governmental Approvals.  All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made, obtained, or effected prior to the consummation of the Acquisition shall have been made, obtained, or effected, except for those the failure of which to be made, obtained, or effected has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)No Orders or Injunctions; Illegality.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is then in effect and has the legal effect of preventing or prohibiting consummation of the Acquisition; provided, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

5.2.Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of Purchaser:

(a)Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the Closing.

(b)Covenants and Agreements.  Seller shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect of Seller.

(d)Closing Certificate.  Seller shall have delivered to Purchaser a certificate executed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(a), (b) and (c) have been satisfied.

(e)Bill of Sale and Assignment and Assumption Agreement. Seller shall have delivered to Purchaser a Bill of Sale and Assignment and Assumption Agreement in form and substance reasonably acceptable to Purchaser and Seller (the “Bill of Sale”), executed by Seller.

(f)Supply Agreement. Seller shall have delivered to Purchaser the Manufacturing and Supply Agreement in substantially the form attached hereto as Exhibit A (the “Supply Agreement”), executed by Seller.

(g)Intellectual Property Agreement.  Seller shall have delivered to Purchaser the Confidentiality and Intellectual Property Agreement in substantially the form attached hereto as Exhibit C (the “Intellectual Property Agreement”), executed by Seller.

(h)Non-Foreign Person Certificate.  Seller shall have delivered to Purchaser a non-foreign person affidavit from Seller that complies with the requirements of Section 1445 and 1446 of the Code.

(i)Liens.  Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that Seller has discharged all Liens (other than Permitted Liens) on the Purchased Assets.

(j)Consents. Seller shall have delivered to Purchaser evidence of receipt of each consent or provision of sufficient notice, in each case as set forth in Section 2.3(b) of the Seller Disclosure Schedule.

(k)Other Documents. Seller shall have delivered to Purchaser such other documents as may be reasonably necessary to consummate the Transactions, as reasonably requested by Purchaser or its counsel.

5.3.Conditions to Obligations of Seller.  The obligations of Seller to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of Seller:

(a)Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the Closing.

(b)Covenants and Agreements.  Purchaser shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)Closing Certificate.  Purchaser shall have delivered to Seller a certificate executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.3(a) and (b) have been satisfied.

(d)Bill of Sale and Assignment and Assumption Agreement.  Purchaser shall have delivered to Seller the Bill of Sale, executed by Purchaser.

(e)Supply Agreement. Purchaser shall have delivered to Seller the Supply Agreement, executed by Purchaser.

(f)Sublease Agreement.  Purchaser shall have delivered to Seller a sublease agreement containing the material terms set forth in Exhibit B attached hereto (the “Sublease Agreement”), executed by Purchaser.

(g)Intellectual Property Agreement.  Purchaser shall have delivered to Seller the Intellectual Property Agreement, executed by Purchaser.

(h)Other Documents. Purchaser shall have delivered to Seller such other documents as may be reasonably necessary to consummate the Transactions, as reasonably requested by Seller or its counsel.

ARTICLE VI

TERMINATION

6.1.Termination by Mutual Consent.

  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by mutual written consent of Purchaser and Seller.

6.2.Termination by Purchaser or Seller.

  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by Purchaser or Seller if:

(a)the Closing has not been consummated on or before March 1, 2020 (the “Outside Date”), provided, that the right to terminate this Agreement pursuant to this Section 6.2(a)

shall not be available to any party whose breach of a representation, warranty, covenant, or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Acquisition to have been consummated on or before the Outside Date; or

(b)any Governmental Authority has issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(b) shall not be available to any party that has failed to perform its obligations under the last sentence of Section 4.2.

6.3.Termination by Purchaser.

  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by Purchaser, if Seller has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Seller Terminating Breach”), and such Seller Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 5.2(a) or (b), and (ii) is incapable of being cured or has not been cured within thirty (30) days after Seller receives notice thereof (provided that in no event shall such thirty (30) day period extend beyond the Outside Date); provided, however, that Purchaser shall have no right to terminate this Agreement pursuant to this Section 6.3 if there is an uncured Purchaser Terminating Breach (as defined in Section 6.4) at the time Purchaser’s right to terminate under this Section 6.3 arises.

6.4.Termination by Seller.

  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by Seller, if Purchaser has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Purchaser Terminating Breach”), and such Purchaser Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 5.3(a) or (b) and (ii) is incapable of being cured or is not cured within thirty (30) days after Purchaser receives notice thereof (provided that in no event shall such thirty (30) day period extend beyond the Outside Date); provided, however, that Seller shall have no right to terminate this Agreement pursuant to this Section 6.4 if there is an uncured Seller Terminating Breach at the time Seller’s right to terminate under this Section 6.4 arises.

6.5.Effect of Termination.

  In the event of the termination of this Agreement pursuant to this ARTICLE VI, this Agreement shall immediately become null and void and have no effect, without any liability on the part of any party or its officers, directors, managers, employees, stockholders, members, affiliates and agents, other than any breach of this Agreement by such party occurring prior to the termination of this Agreement and other than the provisions of the last sentence of Section 4.4 and the provisions of Sections 4.6, 6.5, and ARTICLE VIII.

ARTICLE VII
INDEMNIFICATION

7.1.Indemnification by Seller.

(a)Subject to Section 7.1(b) and Sections 7.3 through 7.5, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, and their respective officers, directors, managers, employees, representatives and agents, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”), suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:

(i)The Excluded Liabilities or the Excluded Assets;

(ii)The breach or failure of any representation or warranty of Seller contained in this Agreement to be true and correct when made or deemed made under the terms hereof;

(iii)The breach of any covenant or agreement of Seller contained in this Agreement; or

(iv)The ownership or operation by Seller of the Business prior to the Closing or the ownership or operation by Seller of any other business of Seller.

(b)No claim for indemnification may be made under Section 7.1 unless written notice, specifying in reasonable detail the nature of the claim, has been given to Seller (i) at any time on or prior to the 18 month anniversary of the Closing Date, with respect to any claim under Sections 7.1(a)(ii) or 7.1(a)(iii), or (ii) at any time on or prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim (or if there is no applicable statute of limitations for the underlying claim, the statute of limitations applicable to breaches of this Agreement), with respect to any claim under Sections 7.1(a)(i) or 7.1(a)(iv). The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with this Section 7.1(b) shall expire upon the final resolution of such claim.

7.2.Indemnification by Purchaser.

(a)Subject to Section 7.2(b) and Sections 7.3 through 7.5, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, managers, employees, representatives and agents, from and against any and all Losses suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:

(i)The breach or failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct when made or deemed made under the terms hereof;

(ii)The Assumed Liabilities or any Liability arising out of Purchaser’s use of the Purchased Assets or operations on the Premises at or subsequent to the Closing (except to the extent Seller has any such Liability under the Supply Agreement, Sublease Agreement, or any other agreement between Purchaser and Seller); or

(iii)The breach of any covenant or agreement of Purchaser contained in this Agreement.

(b)No claim for indemnification may be made under Section 7.2 unless written notice, specifying in reasonable detail the nature of the claim, has been given to Purchaser (i) at any time on or prior to the 18 month anniversary of the Closing Date, with respect to any claim under Sections 7.2(a)(i) or 7.2(a)(iii), or (ii) at any time on or prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim (or if there is no applicable statute of limitations for the underlying claim, the statute of limitations applicable to breaches of this Agreement), with respect to any claim under Section 7.2(a)(ii). The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 7.2(b) shall expire upon the final resolution of such claim.

7.3.Notice and Opportunity to Defend.

  If any party seeking indemnity under this Agreement (the “Indemnified Party”) has notice of facts or circumstances that could reasonably result in a claim for indemnification under this ARTICLE VII, then such Indemnified Party shall give prompt written notice of any such claim to the party from whom indemnification may be sought (the “Indemnifying Party”).  No delay by the Indemnified Party in the delivery of such notice will relieve the Indemnifying Party from any obligation under this ARTICLE VII, except to the extent such delay actually and materially compromises or prejudices any right of the Indemnifying Party.  If a third party has asserted any matter for which an Indemnified Party may seek indemnification under this Agreement (a “Third Party Claim”), the Indemnifying Party may participate in the defense of any such Third Party Claim.  The Indemnifying Party may also defend the Indemnified Party against any such Third Party Claim if:  (i) the Indemnifying Party gives written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; (ii) the claimant making each Third Party Claim seeks only monetary damages and does not seek an injunction or other equitable relief and the Third Party Claim does not involve criminal liability; (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflicts exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; and (iv) the Indemnifying Party conducts defense of the Third Party Claim actively and diligently with legal counsel reasonably acceptable to the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party may participate in such defense at its own expense.  If the Indemnifying Party (i) has not notified the Indemnified Party of its intention to defend the Third Party Claim within ten (10) Business Days after delivery of notice of any such claim; (ii) is not entitled to assume the defense; or (iii) does not conduct the defense actively and diligently, the Indemnified Party may (without further notice to the Indemnifying Party) defend such Third Party Claim, and the Indemnifying Party shall nonetheless be responsible for the Losses to the fullest extent provided by this ARTICLE VII.  No Indemnified Party shall settle or attempt to settle any such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.  No Indemnifying Party shall settle or attempt to settle any Third Party Claim it is defending under this Section 7.3 without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless the settlement provides for no relief other than monetary damages for which the Indemnified Party will be fully indemnified under this ARTICLE VII and an unconditional release of the Indemnified Party.

7.4.Survival.

  The representations and warranties of the parties contained in this Agreement shall survive the Closing, subject to the time limits on claims as provided in Sections 7.1(b) and 7.2(b), and shall not be extinguished by the Closing.

7.5.Limitations.

  Notwithstanding any other provision of this Agreement to the contrary, (i) the maximum indemnification obligation of either party under Sections 7.1(a)(ii) or 7.2(a)(i)shall not exceed $250,000, except with respect to claims for fraud or intentional misrepresentation, in which case there will be no such limitations, and (ii) none of the parties shall be liable to the other, whether in contract, tort or otherwise, for any punitive or exemplary or other similar type of damages whatsoever, that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under this Agreement, except to the extent to which a third party claim indemnified under this ARTICLE VII includes such damages.

ARTICLE VIII
MISCELLANEOUS

8.1.Definitions.

  As used in this Agreement, the following terms shall have the following meanings:

“affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Acquisition Documents” means this Agreement, the Supply Agreement, the Bill of Sale, the Sublease Agreement, the Intellectual Property Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Benefit Plan” means any plan or program maintained by Seller for the purpose of providing retirement, medical, dental, or other compensation benefits to its employees.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or obligated to close in the State of Colorado.

“Code” means the Internal Revenue Code of 1986, as amended, and its successor, and all rules and regulations promulgated thereunder.

“Intellectual Property” means all forms of intellectual property rights and other proprietary rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all:  (i) patents and patent applications, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other governmental entity-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models); (ii) trademarks, service marks, brands, d/b/a names, certification marks, identifying symbols, logos, trade dress, trade names, fictitious names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); (iii) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrightable; (iv) copyrights and works of authorship, whether or not copyrightable, published or unpublished; (v) mask works; (vi) industrial designs; (vii) trade secrets, know-how, formulae, formulations, recipes, batching procedures, algorithms, compositions, inventions (whether or not patentable), discoveries, improvements, technology, business, manufacturing, operational and technical information and data, databases, data compilations and collections, tools, tooling, methods, procedures, processes, designs, recordings, graphics, drawings, specifications, research and development, techniques, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals and other confidential and proprietary information and all rights therein (“Trade Secrets”); (viii) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (ix) rights of publicity; (x) all other intellectual or industrial property and proprietary rights; (xi) all registrations, issuances, applications and renewals for any of the foregoing; and (xii) all copies and tangible embodiments of and improvements to the intellectual property set forth above.

“Knowledge” means, with respect to Seller, the knowledge, after reasonable inquiry, of the directors and officers of Seller, and with respect to Purchaser, the knowledge, after reasonable inquiry, of the directors and officers of Purchaser.

“Law” or “Laws” means any foreign or domestic (federal, state or local) law, statute, ordinance, regulation, rule, code, or reporting or licensing requirement, including any interpretation or guidance thereof by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Material Adverse Effect,” as used in this Agreement with respect to Seller, means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be, materially adverse to the condition of the Purchased Assets, taken as a whole, or the ability of Seller to consummate the Transactions or otherwise to perform its obligations under any Acquisition Document to which it is a party.

“Material Adverse Effect,” as used in this Agreement with respect to Purchaser, means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the ability of Purchaser to consummate the Transactions or otherwise to perform its obligations under any Acquisition Document to which it is a party.

“Order” means any judgment, order, writ, injunction, ruling or decree of or any settlement under the jurisdiction of any Governmental Authority, whether temporary, preliminary or permanent.

“Permitted Liens” means (a) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, (b) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other similar Liens, in each case arising in the ordinary course of business for sums not yet due and payable, (c) zoning, entitlement, building and other land use regulations imposed on any Leased Real Property by any Governmental Authority having jurisdiction over the Leased Real Property, (d) restrictions on the transfer of securities imposed by state or federal securities Laws and (e) Liens permitted under real property lease agreements constituting Purchased Assets (other than those in favor of Seller).

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Treasury Regulations” means the temporary and final income tax regulations promulgated under the Code.

8.2.Further Assurances.

  Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

8.3.Transaction Expenses.

  Except as otherwise specified in this Agreement, each of the parties shall bear its own Transaction Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Transactions. “Transaction Expenses” as used in this Agreement shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and all other matters contemplated by this Agreement and the Closing, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

8.4.Entire Agreement; Modification or Amendment.

  All Annexes, Schedules and Exhibits attached to this Agreement are by reference made a part hereof.  This Agreement (including the documents and the instruments referred to herein), the Supply Agreement, the Sublease Agreement, the Intellectual Property Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

8.5.Waiver.

  Any failure on the part of any party to comply with any of its obligations, agreements or conditions under this Agreement may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure on the part of any party to exercise, and no delay on the part of any party in exercising, any right, power, remedy or privilege under this Agreement or provided by Law, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

8.6.Assignment.

  This Agreement shall not be assignable, including by operation of law, by any of the parties hereto without the written consent of all other parties.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. Notwithstanding the foregoing, Purchaser may collaterally assign its rights and remedies under this Agreement, without the prior written consent of Seller, to any financial institution(s) or firm(s) providing financing to Purchaser, with such collateral assignment to be effective as of the Closing, and, pursuant to such collateral assignment, such financial institution(s) or firm(s) may, upon default under any such financing, directly exercise all such rights and remedies of the Purchaser hereunder.

8.7.Severability.

  The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

8.8.Notices.

(a)All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, by registered or certified mail, postage prepaid, return receipt requested, or by e-mail transmission with receipt confirmed by reply e-mail,  addressed as follows:

If to Seller:Scott’s Liquid Gold – Inc.
4880 Havana Street
P.O. Box 39S
Denver, Colorado 80239
Attn: Kevin Paprzycki
E-mail: kpaprzycki@slginc.com

Copy to Counsel:Holland & Hart LLP
555 17th Street
Suite 32000
Denver, Colorado 80202
Attn: Amy L. Bowler
E-mail: abowler@hollandhart.com

If to Purchaser:Colorado Quality Products, LLC
c/o Clearview Capital, L.P.
1010 Washington Boulevard
11th Floor
Stamford, CT 06901
Attn: Bill Case
E-mail: wcase@clearviewcap.com

Copy to Counsel:Alston & Bird LLP 1201 West Peachtree Street
Atlanta, GA 30309 Attention: Sarah Ernst
Fax: (404) 881-7777
Email: sarah.ernst@alston.com

(b)All such notices or communications shall be deemed to be delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (iii) in the case of mailing, on the fifth (5th) Business Day following the date of mailing, or (iv) in the case of e-mail transmission, upon confirmation by receipt of reply e-mail.  Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.8.

8.9.Governing Law; Venue.

  This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts located in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in courts located in the State of Colorado. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.10.Waiver of Jury Trial.

  EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.11.Descriptive Headings.

  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.12.Third Party Beneficiaries.

  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any legal or equitable rights or remedies; provided, that the financial institution(s) or firm(s) providing financing to Purchaser in connection with this Transaction are expressly intended as third party beneficiaries with respect Section 8.6.

8.13.Interpretation.

  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.14.Counterparts.

  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.

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NOW, THEREFORE, the parties hereto have executed this Asset Purchase Agreement by their duly authorized representatives as of the date first written above.

PURCHASER:

COLORADO QUALITY PRODUCTS, LLC

By: /s/ William Case

Name: William Case

Title:   Vice President

SELLER:

SCOTT’S LIQUID GOLD-INC.

By: /s/ Kevin Paprzycki

Name: Kevin Paprzycki

Title:   Chief Financial Officer